                                                                          EXHIBIT 11.1


                           BEI MEDICAL SYSTEMS COMPANY, INC.

                           COMPUTATION OF PER SHARE EARNINGS


                                                           YEAR ENDED
                                          September 27,   September 28,  September 30,
(in thousands except per share amounts)            1997           1996           1995
--------------------------------------------------------------------------------------
Weighted average shares outstanding               7,033          6,926          6,759

Net effect of dilutive stock options
    based on the treasury stock method
    using fair market value                         170            182           --
                                                -------------------------------------

Total weighted average shares                     7,203          7,108          6,759
    outstanding
                                                =====================================

Net income                                      $   235        $ 1,889        $(4,391)
                                                -------------------------------------

Earnings per common share and common
    equivalent share                            $  0.03        $  0.27        $ (0.65)
                                                =====================================

